Exhibit 99.1

N e w s R e l e a s e
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release		Date: October 23, 2007
	Media and Investor Relations Contact:	Shruthi Dyapaiah-Fielder	1-913-327-4225	sdyapaiah@euronetworldwide.com

Euronet Worldwide Reports Third Quarter 2007 Financial Results

LEAWOOD, KANSAS, USA — October 23, 2007 — Euronet Worldwide Inc. (NASDAQ: EEFT), a leading electronic payments provider, today announced its third quarter 2007 financial results.

Euronet’s third quarter 2007 financial highlights included:
•	Consolidated revenues of $246.3 million, compared to $161.7 million for the third quarter 2006.
•	Adjusted EBITDA of $34.4 million, compared to $22.5 million for the third quarter 2006.
•	Operating income of $16.8 million, compared to $13.1 million for the third quarter 2006.
•	Net income of $14.8 million, or $0.29 diluted earnings per share, compared to net income of $10.4 million, or $0.26 diluted earnings per share, for the third quarter 2006.
•	Diluted cash earnings per share of $0.32, compared to $0.31 for the third quarter 2006 (see reconciliation of diluted cash earnings per share in the attached schedules.)
•	Transactions of 322.9 million, compared to 241.0 million for the third quarter 2006.

A significant factor in comparing Euronet’s third quarter 2007 results with third quarter 2006 results was its acquisition on April 4, 2007 of Ria Envia Inc. (“RIA”), the third-largest global money transfer company. Commencing in the second quarter, Euronet included the results of RIA in its consolidated financial statements, together with the related equity and debt issued to complete the acquisition. RIA’s operating results are reported in the Money Transfer Segment.

Segment and Other Results
As stated above, beginning in the second quarter 2007, Euronet reported the results of RIA as a separate business segment, the ‘Money Transfer Segment.’  This segment also includes the company’s pre-existing money transfer business, which was previously included in the Prepaid Processing Segment.  The Segment results reported below have been restated for prior periods to reflect the pre-existing money transfer business in the Money Transfer Segment and the combination of the EFT Processing and Software segments for comparative purposes. These restatements were for comparative purposes only and had no impact on Euronet’s consolidated results.

The EFT Processing Segment reported the following results for the third quarter 2007:
•	Revenues of $48.1 million, compared to $40.5 million for the third quarter 2006.
•	Adjusted EBITDA of $14.9 million, compared to $12.9 million for the third quarter 2006.
•	Operating income of $10.3 million, compared to $9.2 million for the third quarter 2006.
•	Transactions of 156.5 million, compared to 119.1 million for the third quarter 2006.

The EFT Processing Segment completed the quarter with 10,516 ATMs owned or operated compared to 8,491 ATMs at the end of the third quarter 2006. The year-over-year improvements in revenue, operating income and Adjusted EBITDA were primarily attributable to this 24% increase in ATMs under management together with the related transactions processed over those and other ATMs under management.  Expansion over the prior year of the EFT Processing Segment’s adjusted EBITDA and operating income was partially offset by continued investments the Company has made to position itself for expanding card processing opportunities across Europe, investments to expand in additional Eastern European markets and the effect of certain rate concessions granted by the Company in prior periods to extend contracts through 2011.

Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, the United Kingdom, Greece, Romania, Slovakia, Albania, Serbia, Montenegro, Ukraine, Bulgaria, India and China.

 The Prepaid Processing Segment reported the following results for the third quarter 2007:
•	Revenues of $144.6 million, compared to $120.3 million for the third quarter 2006.
•	Adjusted EBITDA of $14.7 million, compared to $13.2 million for the third quarter 2006.
•	Operating income of $8.7 million, compared to $9.6 million for the third quarter 2006.
•	Transactions of 162.5 million, compared to 121.8 million in the third quarter 2006.

The year-over-year improvement in revenue was primarily attributable to organic transaction growth as well as the benefit from the first quarter 2007 acquisition of a U.K. based prepaid processing company that contributed approximately half of the segment’s revenue growth. Adjusted EBITDA margins improved consistent with revenue growth. Adjusted EBITDA and operating margins, excluding the adjustment discussed below, expanded compared to the second quarter 2007.

With regard to operating income, in the third quarter, an adjustment of $1.7 million, of which of $1.5 million related to prior periods, was recorded for additional intangible asset amortization related to certain acquisitions completed prior to 2007. The adjustment resulted from a determination that the functional currency for certain acquired intangible assets and goodwill should be the local currency rather than the U.S. dollar, which consequently increased the dollar denominated amount of goodwill and other intangible assets associated with those acquisitions. As a result of this adjustment, goodwill and other intangible assets were increased by approximately $22 million and $3 million, respectively. The adjustment was determined to be immaterial and did not impact cash flows of the Prepaid Segment or the Company.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 370,000 point-of-sale terminals across more than 189,000 retailer locations in Europe, Asia Pacific, Africa and the U.S.

 The Money Transfer Segment reported the following results for the third quarter 2007:
•	Revenues of $53.6 million, compared to $0.9 million for the third quarter 2006.
•	Adjusted EBITDA of $7.6 million, compared to negative ($0.7) million for the third quarter 2006.
•	Operating income of $3.4 million, compared to negative ($0.8) million for the third quarter 2006.
•	Transactions of 4.0 million, compared to 0.1 million in the third quarter 2006.

RIA was acquired in the second quarter of 2007 and, accordingly, the year-over-year changes may be more meaningful viewed on a proforma basis. When compared on a proforma basis, the 15% year-over-year improvement in transfers was largely the result of an increase of approximately 70% in transfers from non-US locations together with a slight year-over-year improvement in transfers to Mexico. The improving trend in the Mexican corridor transfers continued in the third quarter with a year-over-year growth rate of approximately 0.5% as compared to a year-over-year decline of 1.5% in the second quarter and a 4.2% year-over-year decline in the first quarter. The increase in transactions from non-US locations was instrumental to the Segment’s proforma 14% growth in revenues, 15% increase in Adjusted EBITDA and 48% increase in operating income when compared to the same period last year.

“The third quarter for the Money Transfer business affirms our view as to why we acquired RIA - great international growth prospects and the ability to leverage expandable profit margins through incremental volumes,” said Michael J. Brown, chairman and chief executive office, Euronet Worldwide Inc. “We continue to integrate the RIA business with Euronet’s EFT and Prepaid Segments and are more encouraged than ever by the opportunities they offer.”

Corporate and Other had $5.6 million of operating expenses for the third quarter 2007, compared to $4.9 million in the third quarter 2006. The increase was largely driven by stock-based compensation charges.

Euronet’s interest expense for the third quarter 2007 was $7.6 million compared to $3.9 million in the third quarter of 2006; total indebtedness was $524.9 million as of September 30, 2007 as compared to $349.7 million as of September 30, 2006. The increase in interest expense and related debt over the prior year resulted from the Company’s acquisition of RIA. The Company reduced its total indebtedness by more than $40 million during the quarter, $25 million of which was RIA acquisition debt. The Company’s unrestricted cash on hand was $251.4 million as of September 30, 2007 as compared to $282.3 million as of June 30, 2007.

During the third quarter 2007, Euronet recorded tax expense of $6.1 million which compares to $3.6 million in the third quarter of 2006.  Of these amounts, the Company recorded $2.4 million of non-cash deferred income tax expense in the third quarter 2007, compared to $0.2 million in the third quarter of 2006, related to tax-deductible goodwill arising from the treatment of certain business combinations as asset purchases in the U.S.  Goodwill derived from these acquisitions is amortized over 15 years for U.S. tax purposes  but not for financial reporting purposes. Accordingly, the Company is required to record deferred income tax expense and a deferred tax liability for the tax effect of the amortization expense deducted for U.S. tax purposes.  Consistent with the associated goodwill, the deferred tax liability is deemed to have an indefinite life and will remain on Euronet’s balance sheet unless there is an impairment of goodwill for financial reporting purposes or the related business entity is disposed. Statement on Financial Accounting Standards No. 109, “Accounting for Income Taxes,” does not allow the deferred income tax expense and related deferred tax liability to be offset by the tax benefit generated from tax assets with definite lives when the Company has significant unrecognized tax net operating losses. Due to the non-cash nature of this deferred income tax expense related to intangible amortization, Euronet has excluded this expense from the calculation of its cash-based earnings per share. The remaining increase is largely attributable to the taxation of profit growth in Euronet’s EFT Processing and Prepaid Processing Segments and the inclusion of tax expense associated with the acquired Money Transfer operations located in certain international markets.

Euronet also announced that it expects diluted cash earnings per share for the fourth quarter 2007 to be $0.34 to $0.35 per share.

We believe that adjusted EBITDA and cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt.  These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational, not necessarily ongoing in nature or that are incremental to the baseline of the business, and management believes the exclusion of these items provides a more complete basis for evaluating the underlying business unit performance.

Adjusted EBITDA is defined as operating income excluding depreciation, amortization and share-based compensation expenses.  While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent a non-cash current period allocation of costs associated with long-lived assets acquired in prior periods.  Similarly, the expense recorded for share-based compensation does not represent a current or future period cash cost.

Diluted cash earnings per share is defined as diluted GAAP earnings per share excluding the impacts of a) foreign exchange gains or losses, b) discontinued operations, c) debt restructuring or early debt retirement charges, d) tax-effected share based compensation, e) tax-effected intangible asset amortization and f) other non-operating or unusual items that cannot be accurately projected.

The attached schedules provide a full reconciliation of these and other non-GAAP financial measures to a corresponding GAAP financial measure.

Euronet Worldwide will host an analyst conference call on Wednesday, October 24, 2007, at 9:00 a.m. U.S. Eastern Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/IC/CEPage.asp?ID=121784. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA).

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at http://www.vcall.com/IC/CEPage.asp?ID=121784 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 257643. The call and webcast replay will be available for one month. No fees are charged to access any event.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM and POS operation and management services; credit and debit card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution of top-up services for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 39 countries.

Euronet’s global payment network is extensive – including over 10,500 ATMs and approximately 48,000 POS terminals which are under management in 16 countries; a growing portfolio of outsourced debit and credit card services and card software solutions; a prepaid processing network of 370,000 point-of-sale terminals across 189,000 retailer locations in 12 countries; and a consumer-to-consumer money transfer network of over 11,000 sending locations in 13 countries and more than 56,000 payout locations in approximately 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 35 worldwide offices, Euronet serves clients in approximately 130 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC.Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2007	2006

Revenues:
EFT Processing	$48.1	$40.5
Prepaid Processing	144.6	120.3
Money Transfer	53.6	0.9
Total revenues	246.3	161.7

Operating expenses:
Direct operating costs	165.1	112.5
Salaries and benefits	32.4	18.7
Selling, general and administrative	16.8	10.0
Depreciation and amortization	15.2	7.4
Total operating expenses	229.5	148.6
Operating income	16.8	13.1

Other income (expense):
Interest income	4.1	3.7
Interest expense	(7.6)	(3.9)
Income from unconsolidated affiliates	-	0.2
Loss on early retirement of debt	(0.4)	-
Foreign exchange gain, net	8.6	1.1
Total other income	4.7	1.1
Income before income taxes and minority interest	21.5	14.2

Income tax expense	(6.1)	(3.6)
Minority interest	(0.6)	(0.2)

Net income	$14.8	$10.4

Earnings per share - diluted:
Earnings per Share	$0.29	$0.26

Diluted weighted average shares outstanding	54,439,296	42,525,511

EURONET WORLDWIDE, INC.
Consolidated Summary Balance Sheets
(in millions)

	As of
	September 30,	As of
	2007	December 31,
	(unaudited)	2006

ASSETS
Current assets:
Cash and cash equivalents	$251.4	$321.1
Restricted cash	107.5	80.7
Inventory - PINs and other	41.1	49.5
Trade accounts receivable, net	312.1	212.6
Other current assets, net	53.4	24.6

Total current assets	765.5	688.5

Property and equipment, net	76.9	55.2
Goodwill and intangible assets, net	918.2	326.2
Other assets, net	44.3	38.2

Total assets	$1,804.9	$1,108.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$500.7	$393.1
Short-term debt obligations	11.0	11.0

Total current liabilities	511.7	404.1

Debt obligations, net of current portion	501.6	349.1
Capital lease obligations, net of current portion	12.3	13.4
Deferred income tax	75.8	43.1
Other long-term liabilities	2.6	1.8
Minority interest	9.2	8.3

Total liabilities	1,113.2	819.8

Stockholders' equity	691.7	288.3

Total liabilities and stockholders' equity	$1,804.9	$1,108.1

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended September 30, 2007

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$10.3	$8.7	$3.4	$16.8

Add: Depreciation and amortization	4.6	6.0	4.2	15.2
Add: Share-based compensation	-	-	-	2.4

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$14.9	$14.7	$7.6	$34.4

	Three Months Ended September 30, 2006

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$9.2	$9.6	$(0.8)	$13.1

Add: Depreciation and amortization	3.7	3.5	0.1	7.4
Add: Share-based compensation	-	0.1	-	2.0

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$12.9	$13.2	$(0.7)	$22.5

EURONET WORLDWIDE, INC.
Reconciliation of Money Transfer Segment Results
to Pro Forma Money Transfer Segment Results
Three Months Ended September 30, 2006
(unaudited - in millions)

	Total	Adjusted	Operating
	Revenues	EBITDA	Income

Money Transfer Segment	$0.9	$(0.7)	$(0.8)

Add: Pro forma adjustments	46.3	7.3	3.1

Pro Forma Money Transfer Segment	$47.2	$6.6	$2.3

EURONET WORLDWIDE, INC.
Reconciliation of Diluted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2007		2006

Net income	$14.8		$10.4
Amortization of convertible debt issuance costs	0.2	(1)	0.2	(1)
Interest on convertible debt	0.6	(1)	0.6	(1)

Earnings applicable for common shareholders	15.6		11.2

Loss on early debt retirement	0.4		-
Foreign exchange gain	(8.6)		(1.1)
Share-based compensation, net of tax of $0.0 in 2007 and $0.1 in 2006	2.4		1.9
Intangible asset amortization, net of tax of negative ($0.3) in 2007 and $0.6 in 2006 (3)	8.0		1.6

Earnings applicable for common shareholders before
foreign exchange gains/losses and share-based compensation	$17.8		$13.6

Cash earnings per share - diluted (2)	$0.32		$0.31

Diluted weighted average shares outstanding (1)	54,439,296		42,525,511
Effect of unrecognized share-based compensation on diluted shares outstanding	1,144,223		873,176
Adjusted diluted weighted average shares outstanding	55,583,519		43,398,687

(1) As required by GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. The Company's 1.625% convertible debentures were dilutive to the Company's diluted cash earnings per share for the second quarter 2007 and for the second quarter 2006.

(2) Diluted Cash Earnings per Share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with GAAP.

(3) Includes a cumulative adjustment for additional intangible asset amortization related to certain acquisitions completed prior to 2007.